Exhibit 99.1

CSP Inc. Promotes Two Senior Executives
Appointments Strengthen CSPi’s Position as Security Solutions Provider and Demonstrates Continued Commitment to Operational Excellence
LOWELL, Mass., Aug. 17, 2017. CSP Inc. (NASDAQ:CSPI), a provider of advanced security products and security services, as well as IT technology managed services for diverse applications, today announced the promotion of two senior executives. Mike Newbanks has been appointed as Vice President of Finance and Chief Accounting Officer and Gary Southwell has been promoted to Vice President and General Manager of CSPi’s High Performance Products (HPP) segment, which includes cybersecurity products.
“Gary’s wealth of data privacy and compliance knowledge and demonstrated track record is a key asset to our HPP division,” said Chief Executive Officer Victor Dellovo. “Under his continued leadership, we will advance our efforts to reposition CSPi as a market-leading security solutions provider and deliver on our mission to provide customers with solutions that will secure data no matter where it is located or how it is being used.”
“Mike’s strong financial acumen and proven track record make him a well-qualified leader of our controllership organization,” continued Dellovo. “Since he joined the company in 2003, Mike has played an integral role in leading the business through several accounting, HR and operational applications development and enhancements, as well SOX and US GAAP compliance, audit reviews and mergers and acquisitions. I am confident that he will be an invaluable addition to our corporate leadership team."
As Vice President and General Manager of the HPP segment, Southwell, who joined CSPi in 2016 as its General Manager will be responsible for the development of advanced cyber threat solutions designed to speed up breach identification while decreasing incident response time. Southwell will report to CEO Victor Dellovo and, as announced in a separate press release today, will lead a team that includes recently hired cybersecurity heavy weights Tim Ober, Chief Technology Architect, and Joe D’Agastino, Director of Worldwide Sales.
Southwell has more than 25 years of strategic business and security planning experience. Prior to joining CSPi in 2016, Southwell founded cyber security solution provider Seceon Networks in 2015. Prior to that he was VP of Product Development for Audinate from 2012 to 2014, Chief Technology Officer for BTI Systems from 2010 to 2012 and VP of Solutions Marketing for BTI Systems from 2008 to 2010. Earlier in his career he held various positions at leading network solution companies including Juniper Networks, Ciena and Nortel Networks.
As the Vice President of Finance and Chief Accounting Officer, Newbanks will manage the day-to-day financial operations that are an integral part of the success and profitability of CSPi. His responsibilities will include leading the controllership organization with a focus on financial reporting and controls, and accounting. Newbanks, who will report to Chief Financial Officer Gary Levine, succeeds John Leydon, who will remain on board for a transition period.
“We are grateful for John’s contributions over the past 2 and a half years as a senior accounting and financial expert on our team. We value the continuity that he will provide over the transition period and we wish him the best of luck in his future endeavors,” Dellovo concluded.
Prior to his appointment as VP of Finance and CAO, Newbanks served as the US Division Controller of CSPi’s Technology Solutions (TS) division since 2003. Prior to that, he served in various accounting roles at MODCOMP, Inc., Technisource, ANC Rental Corporation, Alamo Rental Car, and Eastern Airlines. Newbanks has a Bachelor of Science in Business Administration from the University of Central Florida in Orlando.

Exhibit 99.1

About CSP Inc.
CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions – High Performance Products and Technology Solutions – with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.
Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, advance our efforts to reposition CSPi as a market-leading security solutions provider and deliver on our mission to provide customers with solutions that will secure data no matter where it is located or how it is being used.
The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Contact:
Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954.5040
Fax: 978.455.3251